Exhibit 4(b)

MORTGAGE LOAN PURCHASE AGREEMENT

        This Mortgage Loan Purchase Agreement, dated as of [_________] (the “Agreement”), is entered into between [_________] (the “Seller”) and Wells Fargo Commercial Mortgage Securities, Inc. (the “Purchaser”).
         The Seller intends to sell and the Purchaser intends to purchase certain multifamily and commercial mortgage loans (the “Mortgage Loans”) identified on the schedule (the “Mortgage Loan Schedule”) annexed hereto as Exhibit A.  The Purchaser intends to deposit the Mortgage Loans, along with certain other mortgage loans (the “Other Mortgage Loans”), into a trust fund (the “Trust Fund”), the beneficial ownership of which will be evidenced by multiple classes (each, a “Class”) of mortgage pass-through certificates (the “Certificates”).  One or more “real estate mortgage investment conduit” (“REMIC”) elections will be made with respect to most of the Trust Fund.  The Trust Fund will be created and the Certificates will be issued pursuant to a Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of [_________], among the Purchaser, as depositor, [Wells Fargo Bank, National Association], as master servicer  (in such capacity, the “Master Servicer”), [_________], as special servicer (the “Special Servicer”) and [_________], as trustee (the “Trustee”).  Capitalized terms used but not defined herein (including the Schedules attached hereto) have the respective meanings set forth in the Pooling and Servicing Agreement.
        Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

       SECTION 1.                  Agreement to Purchase.

       The Seller agrees to sell, and the Purchaser agrees to purchase, the Mortgage Loans identified on the Mortgage Loan Schedule.  The Mortgage Loan Schedule may be amended to reflect the actual Mortgage Loans delivered to the Purchaser pursuant to the terms hereof.  The Mortgage Loans are expected to have an aggregate principal balance of $[_________] (the “[_________] Mortgage Loan Balance”) (subject to a variance of plus or minus 5.0%) as of the close of business on the Cut-Off Date, after giving effect to any payments due on or before such date, whether or not such payments are received.

       The [_________] Mortgage Loan Balance, together with the aggregate principal balance of the Other Mortgage Loans as of the Cut-Off Date (after giving effect to any payments due on or before such date whether or not such payments are received), is expected to equal an aggregate principal balance (the “Cut-Off Date Pool Balance”) of $[_________] (subject to a variance of plus or minus 5.0%).  The purchase and sale of the Mortgage Loans shall take place [_________], or such other date as shall be mutually acceptable to the parties to this Agreement (the “Closing Date”).  The consideration (the “Aggregate Purchase Price”) for the Mortgage Loans shall be equal to (i) [_________]% of the [_________] Mortgage Loan Balance as of the Cut-Off Date, plus (ii) $[_________], which amount represents the amount of interest accrued on the [_________] Mortgage Loan Balance at the related Net Mortgage Rate for the period from and including the Cut-Off Date up to but not including the Closing Date.

The Aggregate Purchase Price shall be paid to the Seller or its designee by wire transfer in immediately available funds on the Closing Date.
       SECTION 2.                  Conveyance of Mortgage Loans.
       (a)                Effective as of the Closing Date, subject only to receipt by the Seller of the Aggregate Purchase Price and satisfaction of the other conditions to closing that are for the benefit of the Seller, the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse (except as set forth in this Agreement), all the right, title and interest of the Seller in and to the Mortgage Loans identified on the Mortgage Loan Schedule as of such date, on a servicing released basis, together with all of the Seller’s right, title and interest in and to the proceeds of any related title, hazard, primary mortgage or other insurance proceeds.

       (b)               The Purchaser or its assignee shall be entitled to receive all scheduled payments of principal and interest due after the Cut-Off Date, and all other recoveries of principal and interest collected after the Cut-Off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-Off Date).  All scheduled payments of principal and interest due on or before the Cut-Off Date but collected on or after the Cut-Off Date, and recoveries of principal and interest collected on or before the Cut-Off Date (only in respect of principal and interest on the Mortgage Loans due on or before the Cut-Off Date and principal prepayments thereon), shall belong to, and shall be promptly remitted to, the Seller.

       (c)                No later than the Closing Date, the Seller shall, on behalf of the Purchaser, deliver to the Trustee, the documents and instruments specified below with respect to each Mortgage Loan (each a “Mortgage File”).  All Mortgage Files so delivered will be held by the Trustee in escrow at all times prior to the Closing Date.  Each Mortgage File shall contain the following documents:

    (i)               the original executed Mortgage Note including any power of attorney related to the execution thereof, together with any and all intervening endorsements thereon, endorsed on its face or by allonge   attached thereto (without recourse, representation or warranty, express or implied) to the order of “[_________], as trustee for the registered holders of Wells Fargo Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series [_________]” or in blank (or a lost note affidavit and indemnity with a copy of such Mortgage Note attached thereto);

       (ii)              an original or copy of the Mortgage, together with any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office;

       (iii)              an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office;

       (iv)              an original executed assignment, in recordable form (except for any missing recording information), of (a) the Mortgage, (b) any related Assignment of

  Leases (if such item is a document separate from the Mortgage and to the extent not already assigned pursuant to preceding clause (a)) and (c) any other recorded document relating to the Mortgage Loan otherwise included in the Mortgage File, in favor of “[_________], as trustee for the registered holders of Wells Fargo Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series [_________]”, or in blank;

     (v)               an original assignment of all unrecorded documents relating to the Mortgage Loan (to the extent not already assigned pursuant to clause (iv) above), in favor of “[_________], as trustee for the registered holders of Wells Fargo Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series [_________]”, or in blank;

    (vi)             originals or copies of any modification, consolidation, assumption and substitution agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been consolidated or modified or the Mortgage Loan has been assumed or consolidated;

    (vii)            the original or a copy of the policy or certificate of lender’s title insurance or, if such policy has not been issued or located, an original or copy of an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

    (viii)             any filed copies (bearing evidence of filing) or other evidence of filing satisfactory to the Purchaser of any prior UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the Seller had possession of such UCC Financing Statements prior to the Closing Date) and, if there is an effective UCC Financing Statement and continuation statement in favor of the Seller on record with the applicable public office for UCC Financing Statements, an original UCC Amendment, in form suitable for filing in favor of “[_________], as trustee for the registered holders of Wells Fargo Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series [_________], as assignee”, or in blank;

    (ix)              an original or copy of (a) any Ground Lease, Memorandum of Ground Lease and ground lessor estoppel, (b) any loan guaranty or indemnity and (c) any environmental insurance policy;

     (x)              any intercreditor agreement relating to permitted debt (including, without limitation, mezzanine debt) of the Mortgagor;

    (xi)              copies of any loan agreement, escrow agreement or security agreement relating to such Mortgage Loan;

    (xii)             a copy of any letter of credit and related transfer documents relating to such Mortgage Loan;

    (xiii)             copies of franchise agreements and franchisor comfort letters, if any, for hospitality properties and applicable transfer or assignment documents; and

    (xiv)            with respect to any Companion Loan, all of the above documents with respect to such Companion Loan and the related Intercreditor Agreement; provided that a copy of each Mortgage Note relating to such Companion Loan, rather than the original, shall be provided, and no assignments shall be provided.

       (d)               The Seller shall take all actions reasonably necessary (i) to permit the Trustee to fulfill its obligations pursuant to Section 2.01(d) of the Pooling and Servicing Agreement and (ii) to perform its obligations described in Section 2.01(d) of the Pooling and Servicing Agreement.  Without limiting the generality of the foregoing, if a draw upon a letter of credit is required before its transfer to the Trust Fund can be completed, the Seller shall draw upon such letter of credit for the benefit of the Trust pursuant to written instructions from the Master Servicer.  The Seller shall reimburse the Trustee for all reasonable costs and expenses, if any, incurred by the Trustee for recording any documents described in Section 2(c)(iv)(c) hereof and filing any assignments of UCC Financing Statements described in the proviso in the third to last sentence in Section 2.01(d) of the Pooling and Servicing Agreement.

       (e)               All documents and records (except draft documents, privileged communications and internal correspondence and credit, due diligence and other underwriting analysis, documents, data or internal worksheets, memoranda, communications and evaluations of the Seller) relating to each Mortgage Loan and in the Seller’s possession (the “Additional Mortgage Loan Documents”) that are not required to be delivered to the Trustee shall promptly be delivered or caused to be delivered by the Seller to the Master Servicer or at the direction of the Master Servicer to the appropriate sub-servicer, together with any related escrow amounts and reserve amounts.

       (f)                The Seller shall take such actions as are reasonably necessary to assign or otherwise grant to the Trust Fund the benefit of any letters of credit in the name of the Seller which secure any Mortgage Loan.

       SECTION 3.                  Representations, Warranties and Covenants of Seller.

       (a)                The Seller hereby represents and warrants to and covenants with the Purchaser, as of the date hereof, that:

    (i)              The Seller is a [national banking association]/[corporation] organized and validly existing and in good standing under the laws of the [United States]/[State of [_________]] and possesses all requisite authority, power, licenses, permits and franchises to carry on its business as currently conducted by it and to execute, deliver and comply with its obligations under the terms of this Agreement;

    (ii)              This Agreement has been duly and validly authorized, executed and delivered by the Seller and, assuming due authorization, execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other laws relating to or affecting the enforcement of creditors’ rights in general, as they may be applied in the context of the insolvency of a national banking association, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law), and by public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement which purport to provide indemnification from liabilities under applicable securities laws;

    (iii)             The execution and delivery of this Agreement by the Seller and the Seller’s performance and compliance with the terms of this Agreement will not (A) violate the Seller’s [articles of association]/[certificate of incorporation] or bylaws, (B) violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the breach of, any material contract, agreement or other instrument to which the Seller is a party or by which the Seller is bound;

     (iv)            The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency or body, which default might have consequences that would, in the Seller’s reasonable and good faith judgment, materially and adversely affect the condition (financial or other) or operations of the Seller or its properties or have consequences that would materially and adversely affect its performance hereunder;

    (v)              The Seller is not a party to or bound by any agreement or instrument or subject to any [articles of association]/[certificate of incorporation], bylaws or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that would, in the Seller’s reasonable and good faith judgment, materially and adversely affect the ability of the Seller to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this Agreement or the performance by the Seller of its obligations under this Agreement (except to the extent such consent has been obtained);

                            (vi)            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the consummation of the transactions contemplated by this Agreement except as have previously been obtained, and no bulk sale law applies to such transactions;

                        (vii)            No litigation is pending or, to the Seller’s knowledge, threatened against the Seller that would, in the Seller’s good faith and reasonable judgment, prohibit its entering into this Agreement or materially and adversely affect the performance by the Seller of its obligations under this Agreement;

                            (viii)           Under generally accepted accounting principles (“GAAP”) and for federal income tax purposes, the Seller will report the transfer of the Mortgage Loans to the Purchaser as a sale of the Mortgage Loans to the Purchaser in exchange for consideration consisting of a cash amount equal to the Aggregate Purchase Price.  The consideration received by the Seller upon the sale of the Mortgage Loans to the Purchaser will constitute at least reasonably equivalent value and fair consideration for the Mortgage Loans.  The Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, the sale of the Mortgage Loans to the Purchaser.  The Seller is not selling the Mortgage Loans to the Purchaser with any intent to hinder, delay or defraud any of the creditors of the Seller; and

     (ix)           The Seller has examined the information set forth under the caption “Description of the Mortgage Pool—Significant Originators” and “—The Sponsor” (the “Regulation AB Information”) in the Preliminary Prospectus Supplement (as defined below), the Preliminary Memorandum (as defined below), the Prospectus Supplement, (as defined below), to the accompanying Prospectus (as defined below) and the Memorandum (as defined below), relating to the Certificates.  The Regulation AB Information fully complies with all applicable requirements of Regulation AB (as defined below).

       (b)               The Seller hereby makes the representations and warranties contained in Schedule I for the benefit of the Purchaser and the Trustee for the benefit of the Certificateholders as of the Closing Date, with respect to (and solely with respect to) each Mortgage Loan, which representations and warranties are subject to the exceptions set forth on Schedule II.

       (c)                With respect to the schedule of exceptions delivered by the Trustee on the Closing Date, within [_____] Business Days (or, in the reasonable discretion of the Controlling Class Representative, [____] Business Days) of the Closing Date, with respect to the documents specified in clauses (i), (ii), (vii), (ix) (solely with respect to Ground Leases) and (xii) of the definition of Mortgage File, the Seller shall cure any material exception listed therein (for the avoidance of doubt, any deficiencies with respect to the documents specified in clause (ii) resulting solely from a delay in the return of the related documents from the applicable recording office, shall be cured in the time and manner described in Section 2.01(c) of the Pooling and Servicing Agreement).  If such exception is not so cured, the Seller shall either (1) repurchase the related Mortgage Loan, (2) with respect to exceptions relating to clause (xii) of the definition of “Mortgage File”, deposit with the Trustee an amount, to be held in trust in a Special Reserve Account pursuant to the Pooling and Servicing Agreement, equal to the amount of the undelivered letter of credit (in the alternative, the Seller may deliver to the Trustee, with a certified copy to the Master Servicer and Trustee, a letter of credit for the benefit of the Master Servicer on behalf of the Trustee and upon the same terms and conditions as the undelivered letter of credit) which the Master Servicer on behalf of the Trustee may use (or draw upon, as the case may be) under the same circumstances and conditions as the Master Servicer would have been entitled to draw on the undelivered letter of credit, or (3) with respect to any exceptions relating to clauses (i), (ii) and (vii), deposit with the Trustee an amount, to be held in trust in a Special Reserve Account pursuant to the Pooling and Servicing Agreement, equal to 25% of the Stated Principal Balance of the related Mortgage Loan on such date.  Any funds or letter of credit deposited pursuant to clauses (2) and (3) shall be held by the Trustee until the earlier of (x) the date on which the Master Servicer certifies to the Trustee and the Controlling Class Representative that such exception has been cured (or the Trustee certifies the same to the

Controlling Class Representative), at which time such funds or letter of credit, as applicable, shall be returned to the Seller and (y) [___] Business Days or, if the Controlling Class Representative has extended the cure period, [___] Business Days after the Closing Date; provided, however, that if such exception is not cured within such [___] Business Days or [___] Business Days, as the case may be, (A) in the case of clause (2), the Trustee shall retain the funds or letter of credit, as applicable, or (B) in the case of clause (3), the Seller shall repurchase the related Mortgage Loan in accordance with the terms and conditions of this Agreement, at which time such funds shall be applied to the Purchase Price of the related Mortgage Loan and any letter of credit will be returned to the Seller.
       If the Seller receives written notice of a Document Defect or a Breach pursuant to Section 2.03(a) of the Pooling and Servicing Agreement relating to a Mortgage Loan, then the Seller shall not later than [__] days from receipt of such notice (or, in the case of a Document Defect or Breach relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of the REMIC Provisions (a “Qualified Mortgage”), not later than [__] days from the date that any party to the Pooling and Servicing Agreement discovers such Document Defect or Breach; provided the Seller receives such notice in a timely manner), if such Document Defect or Breach shall materially and adversely affect the value of the applicable Mortgage Loan, the interest of the Trust therein or the interests of any Certificateholder, cure such Document Defect or Breach, as the case may be, in all material respects, which shall include payment of actual or provable losses and any Additional Trust Fund Expenses directly resulting from any such Document Defect or Breach or, if such Document Defect or Breach (other than omissions solely due to a document not having been returned by the related recording office) cannot be cured within such [__]-day period, (i) repurchase the affected Mortgage Loan at the applicable Purchase Price not later than the end of such [__]-day period or (ii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan not later than the end of such [__]-day period (and in no event later than the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Certificate Account, any Substitution Shortfall Amount in connection therewith; provided, however, that unless the Breach would cause the Mortgage Loan not to be a Qualified Mortgage, and if such Document Defect or Breach is capable of being cured but not within such [__]-day period and the Seller has commenced and is diligently proceeding with the cure of such Document Defect or Breach within such [__]-day period, such Seller shall have an additional [__] days to complete such cure (or, failing such cure, to repurchase or substitute the related Mortgage Loan); provided, further, that with respect to such additional [__]-day period the Seller shall have delivered an officer’s certificate to the Trustee setting forth what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such Document Defect or Breach will be cured within the additional [__]-day period; provided, further, that no Document Defect (other than with respect to a Mortgage Note, Mortgage, title insurance policy, Ground Lease, any letter of credit, any franchise agreement, any comfort letter and (if required) any comfort letter transfer documents (collectively, the “Core Material Documents”)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the interests of the Trust therein or the interests of any Certificateholder unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien or any collateral securing the Mortgage Loan or for any immediate significant servicing obligations; provided, further, with respect to

Document Defects which materially and adversely affect the interests of any Certificateholder, the interests of the Trust therein or the value of the related Mortgage Loan, other than with respect to Document Defects relating to the Core Material Documents, any applicable cure period following the initial [__] day cure period may be extended by the Master Servicer or the Special Servicer if the document involved is not needed imminently.  Such extension will end upon [__] days notice of such need as reasonably determined by the Master Servicer or Special Servicer (with a possible [__] day extension if the Master Servicer or Special Servicer agrees that the Seller is diligently pursuing a cure).  The Seller shall cure all Document Defects which materially and adversely affect the interests of any Certificateholder, the interests of the Trust therein or the value of the related Mortgage Loan, regardless of the document involved, no later than two years following the Closing Date; provided that the initial [__] day cure period referenced in this paragraph may not be reduced.  For a period of two years from the Closing Date, so long as there remains any Mortgage File relating to a Mortgage Loan as to which there is any uncured Document Defect or Breach, the Seller shall provide the officer’s certificate to the Trustee described above as to the reasons such Document Defect or Breach remains uncured and as to the actions being taken to pursue cure.  Notwithstanding the foregoing, the delivery of a commitment to issue a policy of lender’s title insurance as described in Representation 12 of Schedule I hereof in lieu of the delivery of the actual policy of lender’s title insurance shall not be considered a Document Defect or Breach with respect to any Mortgage File if such actual policy of insurance is delivered to the Trustee or a Custodian on its behalf not later than the [__]th day following the Closing Date.
       If (i) any Mortgage Loan is required to be repurchased or substituted for in the manner described above, (ii) such Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans (each, a “Crossed Loan”), and (iii) the applicable Document Defect or Breach does not constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Document Defect or Breach, as the case may be, will be deemed to constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in the Crossed Group for purposes of this paragraph, and the Seller will be required to repurchase or substitute for all of the remaining Crossed Loan(s) in the related Crossed Group as provided in the immediately preceding paragraph unless such other Crossed Loans in such Crossed Group satisfy the Crossed Loan Repurchase Criteria and satisfy all other criteria for substitution or repurchase of Mortgage Loans set forth herein.  In the event that the remaining Crossed Loans satisfy the aforementioned criteria, the Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Breach or Document Defect exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Group.  The Seller shall be responsible for the cost of any Appraisal required to be obtained by the Master Servicer to determine if the Crossed Loan Repurchase Criteria have been satisfied, so long as the scope and cost of such Appraisal has been approved by the Seller (such approval not to be unreasonably withheld).
       To the extent that the Seller is required to repurchase or substitute for a Crossed Loan hereunder in the manner prescribed above while the Trustee continues to hold any other Crossed Loans in such Crossed Group, neither the Seller nor the Purchaser shall enforce any remedies against the other’s Primary Collateral, but each is permitted to exercise remedies against the Primary Collateral securing its respective Crossed Loans, including with respect to the Trustee, the Primary Collateral securing Crossed Loans still held by the Trustee.

       If the exercise of remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Loans held by such party, then the Seller and the Purchaser shall forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Crossed Loans can be modified in a manner that complies with this Agreement to remove the threat of material impairment as a result of the exercise of remedies or some other accommodation can be reached.  Any reserve or other cash collateral or letters of credit securing the Crossed Loans shall be allocated between such Crossed Loans in accordance with the Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances.  Notwithstanding the foregoing, if a Crossed Loan included in the Trust Fund is modified to terminate the related cross-collateralization and/or cross-default provisions, as a condition to such modification, the Seller shall furnish to the Trustee an Opinion of Counsel that any modification shall not cause an Adverse REMIC Event.  Any expenses incurred in good faith by the Purchaser in connection with such modification or accommodation (including, but not limited to, recoverable attorney fees) shall be paid by the Seller.

       (d)               In connection with any permitted repurchase or substitution of one or more Mortgage Loans contemplated hereby, upon receipt of a certificate from a Servicing Officer certifying as to the receipt of the Purchase Price or Substitution Shortfall Amount(s), as applicable, in the Certificate Account, and the delivery of the Mortgage File(s) and the Servicing File(s) for the related Qualified Substitute Mortgage Loan(s) to the Custodian and the Master Servicer, respectively, if applicable (i) the Trustee shall execute and deliver such endorsements and assignments as are provided to it by the Master Servicer, in each case without recourse, representation or warranty, as shall be necessary to vest in the Seller, the legal and beneficial ownership of each repurchased Mortgage Loan or substituted Mortgage Loan, as applicable, (ii) the Trustee, the Custodian, the Master Servicer and the Special Servicer shall each tender to the Seller, upon delivery to each of them of a receipt executed by the Seller, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and (iii) the Master Servicer and the Special Servicer shall release to the Seller any Escrow Payments and Reserve Funds held by it in respect of such repurchased or deleted Mortgage Loans.

       (e)                Without limiting the remedies of the Purchaser, the Certificateholders or the Trustee on behalf of the Certificateholders pursuant to this Agreement, it is acknowledged that the representations and warranties are being made for risk allocation purposes.  This Section 3 provides the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Document Defect in a Mortgage File or any Breach of any representation or warranty set forth in or required to be made pursuant to this Section 3.  Nothing in this Agreement shall prohibit the Purchaser or its assigns (including the Master Servicer and/or the Special Servicer) from pursuing any course of action authorized by the Pooling and Servicing Agreement while the Purchaser asserts a claim or brings a cause of action to enforce any rights set forth herein against the Seller.

       (f)                With respect to any Mortgage Loan which has become a Defaulted Mortgage Loan under the Pooling and Servicing Agreement or with respect to which the related

Mortgaged Property has been foreclosed and which is the subject of a repurchase claim under this Agreement, in accordance with Section 2.03 of the Pooling and Servicing Agreement, the Special Servicer with the consent of the Controlling Class Representative shall notify the  Seller in writing of its intention to liquidate such Defaulted Mortgage Loan or REO Property at least [__] days prior to any such action.  If (a) the Seller consents to such sale and voluntarily agrees to repurchase such Defaulted Mortgage Loan or REO Property or (b) a court of competent jurisdiction determines that the Seller is liable under this Agreement to repurchase such Defaulted Mortgage Loan or REO Property, then such Seller shall remit to the Purchaser an amount equal to the difference if any of the price of such Defaulted Mortgage Loan or REO Property as sold and the price at which the Seller would have had to repurchase such Defaulted Mortgage Loan or REO Property under this Agreement.  The Seller shall have [__] Business Days after receipt of notice to determine whether or not to consent to such sale.  If the Seller does not consent to such sale, the Special Servicer shall contract with a Determination Party (as defined in the Pooling and Servicing Agreement) as to the merits of such proposed sale.  If the related Determination Party determines that such proposed sale is in accordance with the Servicing Standard and the provisions of the Pooling and Servicing Agreement with respect to the sale of Defaulted Mortgage Loans and REO Properties and, subsequent to such sale, a court of competent jurisdiction determines that the Seller was liable under this Agreement and required to repurchase such Defaulted Mortgage Loan or REO Property in accordance with the terms hereof, then the Seller shall remit to the Purchaser an amount equal to the difference (if any) between the proceeds of the related action and the price at which the Seller would have been obligated to pay had the Seller repurchased such Defaulted Mortgage Loan or REO Property prior to the execution of a binding contract of sale with a third party in accordance with the terms hereof including the costs related to contracting with the related Determination Party; provided that the foregoing procedure in this Section 3(f) shall not preclude such Seller from repurchasing the Defaulted Mortgage Loan or REO Property prior to the execution of a binding contract of sale with a third party in accordance with the other provisions of this Section 3 (excluding this Section 3(f)).  If the related Determination Party determines that the sale of the related Defaulted Mortgage Loan or REO Property is not in accordance with the Servicing Standards and the provisions of the Pooling and Servicing Agreement with respect to the sale of Defaulted Mortgage Loans and REO Properties and the Special Servicer subsequently sells such Mortgage Loan or REO Property, then the Seller will not be liable for any such difference (nor any cost of contracting with the Determination Party).

       (g)               Notwithstanding the foregoing, if there exists a Breach relating to whether or not the Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s) with respect to matters described in Representations [23] and [43] of Schedule I hereof, then the Purchaser shall direct the Seller in writing to wire transfer to the Master Servicer for deposit into the Certificate Account, within [___] days of the Seller’s receipt of such direction, the amount of any such costs and expenses borne by the Purchaser, the Certificateholders, the Master Servicer, the Special Servicer and the Trustee on their behalf that are the basis of such Breach.  Upon its making such deposit, the Seller shall be deemed to have cured such Breach in all respects.  Provided such payment is made in full, this paragraph describes the sole remedy available to the Purchaser, the Certificateholders, the Master Servicer, the Special Servicer and the Trustee on their behalf regarding any such Breach and the

Seller shall not be obligated to repurchase the affected Mortgage Loan on account of such Breach or otherwise cure such Breach.

       SECTION 4.                  Representations and Warranties of the Purchaser.  In order to induce the Seller to enter into this Agreement, the Purchaser hereby represents and warrants for the benefit of the Seller as of the date hereof that:

       (a)                The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.  The Purchaser has the full corporate power and authority and legal right to acquire the Mortgage Loans from the Seller and to transfer the Mortgage Loans to the Trustee.

       (b)               This Agreement has been duly and validly authorized, executed and delivered by the Purchaser, all requisite action by the Purchaser’s directors and officers has been taken in connection therewith, and (assuming the due authorization, execution and delivery hereof by the Seller) this Agreement constitutes the valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by (A) laws relating to bankruptcy, insolvency, reorganization, receivership or moratorium, (B) other laws relating to or affecting the rights of creditors generally, or (C) general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

       (c)                Except as may be required under federal or state securities laws (and which will be obtained on a timely basis), no consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court, is required, under federal or state law, for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement, or the consummation by the Purchaser of any transaction described in this Agreement.

       (d)               None of the acquisition of the Mortgage Loans by the Purchaser, the transfer of the Mortgage Loans to the Trustee, or the execution, delivery or performance of this Agreement by the Purchaser, results or will result in the creation or imposition of any lien on any of the Purchaser’s assets or property, or conflicts or will conflict with, results or will result in a breach of, or require or will require the consent of any third person or constitutes or will constitute a default under (A) any term or provision of the Purchaser’s certificate of incorporation or bylaws, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Purchaser is a party or by which the Purchaser is bound, or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Purchaser or its assets.

       (e)                Under GAAP and for federal income tax purposes, the Purchaser will report the transfer of the Mortgage Loans by the Seller to the Purchaser as a sale of the Mortgage Loans to the Purchaser in exchange for consideration consisting of a cash amount equal to the Aggregate Purchase Price.

       (f)                There is no action, suit, proceeding or investigation pending or to the knowledge of the Purchaser, threatened against the Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of this Agreement or any action taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair materially the ability of the Purchaser to enter into and/or perform its obligations under the terms of this Agreement.

       (g)               The Purchaser is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency or body, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Purchaser or its properties or might have consequences that would materially and adversely affect its performance hereunder.

       SECTION 5.                  Closing.  The closing of the sale of the Mortgage Loans (the “Closing”) shall be held at the offices of [_________] on the Closing Date.
       The Closing shall be subject to each of the following conditions:

       (a)                All of the representations and warranties of the Seller set forth in or made pursuant to Sections 3(a) and 3(b) of this Agreement and all of the representations and warranties of the Purchaser set forth in Section 4 of this Agreement shall be true and correct in all material respects as of the Closing Date;

       (b)               The Pooling and Servicing Agreement (to the extent it affects the obligations of the Seller hereunder) and all documents specified in Section 6 of this Agreement (the “Closing Documents”), in such forms as are agreed upon and acceptable to the Purchaser, the Seller, the Underwriters, the Initial Purchasers and their respective counsel in their reasonable discretion, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

       (c)                The Seller shall have delivered and released to the Trustee (or a Custodian on its behalf) and the Master Servicer, respectively, all documents represented to have been or required to be delivered to the Trustee and the Master Servicer pursuant to Section 2 of this Agreement;

       (d)               All other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with in all material respects and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date;

       (e)                The Seller shall have paid all fees and expenses payable by it to the Purchaser or otherwise pursuant to this Agreement as of the Closing Date; and

       (f)                The letters shall have been received from the independent accounting firm [_______], in form satisfactory to the Purchaser, relating to certain information regarding the Mortgage Loans and Certificates as set forth in the Prospectus, the Prospectus Supplement, the Preliminary Memorandum] and the Memorandum.

       Both parties agree to use their best efforts to perform their respective obligations hereunder in a manner that will enable the Purchaser to purchase the Mortgage Loans on the Closing Date.

       SECTION 6.                  Closing Documents.  The Closing Documents shall consist of the following:

       (a)                This Agreement duly executed by the Purchaser and the Seller;

       (b)               A certificate of the Seller, executed by a duly authorized officer of the Seller and dated the Closing Date, and upon which the Purchaser, the Underwriters and the Initial Purchasers may rely, to the effect that:  (i) the representations and warranties of the Seller in this Agreement are true and correct in all material respects at and as of the Closing Date with the same effect as if made on such date; and (ii) the Seller has, in all material respects, complied with all the agreements and satisfied all the conditions on its part that are required under this Agreement to be performed or satisfied at or prior to the Closing Date;

       (c)                An officer’s certificate from an officer of the Seller (signed in his/her capacity as an officer), dated the Closing Date, and upon which the Purchaser may rely, to the effect that each individual who, as an officer or representative of the Seller, signed this Agreement or any other document or certificate delivered on or before the Closing Date in connection with the transactions contemplated herein, was at the respective times of such signing and delivery, and is as of the Closing Date, duly elected or appointed, qualified and acting as such officer or representative, and the signatures of such persons appearing on such documents and certificates are their genuine signatures;

       (d)               An officer’s certificate from an officer of the Seller (signed in his/her capacity as an officer), dated the Closing Date, and upon which the Purchaser, the Underwriters and the Initial Purchasers may rely, to the effect that with respect to the Seller, the Mortgage Loans, the related Mortgagors and the related Mortgaged Properties (i) such officer has carefully examined the Specified Portions of the Preliminary Prospectus Supplement together with all other Time of Sale Information delivered prior to the Time of Sale and nothing has come to his attention that would lead him to believe that the Specified Portions of the Preliminary Prospectus Supplement together with all other Time of Sale Information delivered prior to the Time of Sale, as of the Time of Sale, or as of the Closing Date, included or include any untrue statement of a material fact relating to the Mortgage Loans or omitted or omit to state therein a material fact necessary in order to make the statements therein relating to the Mortgage Loans, in light of the circumstances under which they were made, not misleading, (ii) such officer has carefully examined the Specified Portions of the Prospectus Supplement and nothing has come to his attention that would lead him to believe that the Specified Portions of the Prospectus Supplement, as of the date of the Prospectus Supplement, or as of the Closing Date, included or include any untrue statement of a material fact relating to the Mortgage Loans or omitted or omit to state therein a material fact necessary in order to make the statements therein relating to the Mortgage Loans, in light of the circumstances under which they were made, not misleading, and (iii) such officer has examined the Specified Portions of the Memorandum and nothing has come to his attention that would lead him to believe that the Specified Portions of the Memorandum, as of the date thereof or as of the Closing Date, included or include any untrue statement of a material fact relating to the Mortgage Loans or omitted or omit to state therein a material fact necessary in order to make the statements therein related to the Mortgage Loans, in the light of the circumstances under which they were made, not misleading.  The “Specified Portions” of the Prospectus Supplement shall consist of Annex A thereto, the diskette which accompanies the Prospectus Supplement (insofar as such diskette is consistent with such Annex A) and the following sections of the Prospectus Supplement (exclusive of any statements in such sections that purport to summarize the servicing and administration provisions of the Pooling and Servicing Agreement):  “Summary of Prospectus Supplement—The Parties—The Mortgage Loan Sellers,” “Summary of Prospectus Supplement—The Mortgage Loans,” “Risk Factors—The Mortgage Loans,” and “Description of the Mortgage Pool—General,” “—Mortgage Loan History,” “—Certain Terms and Conditions of the Mortgage Loans,” “—Assessments of Property Condition,” “—Co-Lender Loans,” “—Additional Mortgage Loan Information,” “—Twenty Largest Mortgage Loans,” “—The Mortgage Loan Sellers,” “—Underwriting Standards,” and “—Representations and Warranties; Repurchases and Substitutions.”  The “Specified Portions” of the Memorandum shall consist of the Specified Portions of the Prospectus Supplement and the first and second full paragraphs on page “[__]” of the Memorandum.

       (e)                The resolutions of the requisite committee of the Seller’s [special loan committee]/[board of directors] authorizing the Seller’s entering into the transactions contemplated by this Agreement, the [articles of association]/[certificate of incorporation] and by-laws of the Seller, and an original or copy of a certificate of good standing of the Seller issued by the [Comptroller of the Currency]/[State of [_________]] not earlier than [__] days prior to the Closing Date;

       (f)                A written opinion of counsel for the Seller (which opinion may be from in-house counsel, outside counsel or a combination thereof), reasonably satisfactory to the Purchaser, its counsel and the Rating Agencies, dated the Closing Date and addressed to the Purchaser, the Trustee, the Underwriters, the Initial Purchasers and each of the Rating Agencies, together with such other written opinions as may be required by the Rating Agencies; and

       (g)               Such further certificates, opinions and documents as the Purchaser may reasonably request.

       SECTION 7.                  Indemnification.

       (a)                The Seller shall indemnify and hold harmless the Purchaser, the Underwriters, the Initial Purchasers, their respective officers and directors, and each person, if any, who controls the Purchaser, any Underwriter or any Initial Purchasers within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), against any and all losses, expenses (including the reasonable fees and expenses of legal counsel), claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in (A) the Prospectus Supplement, the Preliminary Memorandum, the Memorandum, the Diskette

or in any revision or amendment of or supplement to any of the foregoing, (B) any Time of Sale Information or any Issuer Information contained in any Free Writing Prospectus prepared by or on behalf of the Underwriters (an “Underwriter Free Writing Prospectus”) or contained in any Free Writing Prospectus which is required to be filed in accordance with the terms of the Underwriting Agreement, (C) any items similar to Free Writing Prospectuses forwarded by the Seller to the Initial Purchasers, or in any revision or amendment of or supplement to any of the foregoing or (D) the summaries, reports, documents and other written and computer materials and all other information regarding the Mortgage Loans or the Seller furnished by the Seller for review by prospective investors (the items in (A), (B), (C) and (D) above being defined as the “Disclosure Material”), (ii) arise out of or are based upon the omission or alleged omission to state therein (in the case of Free Writing Prospectuses, when read in conjunction with any Time of Sale Information, in the case of any items similar to Free Writing Prospectuses, when read in conjunction with the Memorandum) and in the case of any summaries, reports, documents, written or computer materials, or other information contemplated in clause (D) above, when read in conjunction with the Memorandum and in the case of any Free Writing Prospectus, when read in conjunction with the other Time of Sale Information) a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but, with respect to any Disclosure Material described in clauses (A), (B) and (C) of the definition thereof, only if and to the extent that (I) any such untrue statement or alleged untrue statement or omission or alleged omission occurring in, or with respect to, such Disclosure Material, arises out of or is based upon an untrue statement or omission with respect to the Mortgage Loans, the related Mortgagors and/or the related Mortgaged Properties contained in the Data File (it being herein acknowledged that the Data File was and will be used to prepare the Prospectus Supplement and the Preliminary Prospectus Supplement, including without limitation Annex A thereto, any other Time of Sale Information, the Preliminary Memorandum, the Memorandum and the Diskette with respect to the Registered Certificates and any items similar to Free Writing Prospectuses forwarded to prospective investors in the Non-Registered Certificates and any Free Writing Prospectus), (II) any such untrue statement or alleged untrue statement or omission or alleged omission of a material fact occurring in, or with respect to, such Disclosure Material, is with respect to, or arises out of or is based upon an untrue statement or omission of a material fact with respect to, the information regarding the Mortgage Loans, the related Mortgagors, the related Mortgaged Properties and/or the Seller set forth in the Specified Portions of each of the Prospectus Supplement, the Preliminary Prospectus Supplement, the Preliminary Memorandum and the Memorandum, (III) any such untrue statement or alleged untrue statement or omission or alleged omission occurring in, or with respect to, such Disclosure Material, arises out of or is based upon a breach of the representations and warranties of the Seller set forth in or made pursuant to Section 3 hereof or (IV) any such untrue statement or alleged untrue statement or omission or alleged omission occurring in, or with respect to, such Disclosure Material, arises out of or is based upon any other written information concerning the characteristics of the Mortgage Loans, the related Mortgagors or the related Mortgaged Properties furnished to the Purchaser, the Underwriters or the Initial Purchasers by the Seller; provided, that the indemnification provided by this Section 7 shall not apply to the extent that such untrue statement or omission of a material fact was made as a result of an error in the manipulation of, or in any calculations based upon, or in any aggregation of the information regarding the Mortgage Loans, the related Mortgagors and/or the related Mortgaged Properties set forth in the Data File or Annex A to the Prospectus Supplement or the Preliminary

Prospectus Supplement to the extent such information was not materially incorrect in the Data File or such Annex A, as applicable, including without limitation the aggregation of such information with comparable information relating to the Other Mortgage Loans.  Notwithstanding the foregoing, the indemnification provided in this Section 7(a) shall not inure to the benefit of any Underwriter or Initial Purchasers (or to the benefit of any person controlling such Underwriter or Initial Purchasers) from whom the person asserting claims giving rise to any such losses, claims, damages, expenses or liabilities purchased Certificates if (x) the subject untrue statement or omission or alleged untrue statement or omission made in any Disclosure Material (exclusive of the Prospectus or any corrected or amended Prospectus or the Memorandum or any corrected or amended Memorandum) is eliminated or remedied in the Prospectus or the Memorandum or, with respect to any Time of Sale Information only, by the delivery of a Corrected Free Writing Prospectus prior to the Time of Sale (in each case, as corrected or amended, if applicable), as applicable, and (y) a copy of the Prospectus, Memorandum or Corrected Free Writing Prospectus (in each case, as corrected or amended, if applicable), as applicable, shall not have been sent to such person at or prior to the Time of Sale of such Certificates, and (z) in the case of a corrected or amended Prospectus, Memorandum or Corrected Free Writing Prospectus, such Underwriter or Initial Purchasers received electronically or in writing notice of such untrue statement or omission and updated information concerning the untrue statement or omission at least one Business Day prior to the Time of Sale.  The Seller shall, subject to clause (c) below, reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

       (b)               For purposes of this Agreement, “Registration Statement” shall mean such registration statement No. 333-[______] filed by the Purchaser on Form S-3, including without limitation exhibits thereto and information incorporated therein by reference; “Base Prospectus” shall mean the prospectus dated [__________], as supplemented by the prospectus supplement dated [_________] (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the Registered Certificates, including all annexes thereto; “Preliminary Prospectus Supplement” shall mean the free writing prospectus dated [__________] consisting of the preliminary free writing prospectus, including the base prospectus, dated [_________] attached thereto, as supplemented and corrected by that certain free writing prospectus dated [__________]; “Preliminary Memorandum” shall mean the preliminary private placement memorandum dated [_________], relating to the Non-Registered Certificates, including all annexes thereto; “Memorandum” shall mean the private placement memorandum dated [_________], relating to the Non-Registered Certificates, including all exhibits thereto; “Registered Certificates” shall mean the Class [___] and Class [___] Certificates; “Non-Registered Certificates” shall mean the Certificates other than the Registered Certificates; “Diskette” shall mean the diskette or compact disc attached to each of the Prospectus, the Preliminary Prospectus Supplement and the Memorandum; and “Data File” shall mean the compilation of information and data regarding the Mortgage Loans covered by the Agreed Upon Procedures Letters dated [_________] and rendered by [_________] (a “hard copy” of which Data File was initialed on behalf of the Seller and the Purchaser).  “Free Writing Prospectus” shall mean a “free writing prospectus” as such term is defined pursuant to Rule 405 under the 1933 Act.  “Corrected Free Writing Prospectus” shall mean a Free Writing Prospectus that corrects any previous Free Writing Prospectus prepared by or on behalf of any Underwriter and delivered to any purchaser that contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.  “Time of Sale” shall mean the time at which sales to investors of the Certificates were first made as determined in accordance with Rule 159 of the 1933 Act.  “Time of Sale Information” shall mean each free writing prospectus listed on Exhibit B hereto.  “Issuer Information” shall have the meaning given to such term in Rule 433(h) under the 1933 Act (as discussed by the SEC in footnote 271 of the Commission’s Securities Offering Reform Release No. 33—8591).  “Regulation AB” shall have the meaning as defined in Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123 of the 1933 Act, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission (the “Commission”) in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

       (c)                As promptly as reasonably practicable after receipt by any person entitled to indemnification under this Section 7 (an “indemnified party”) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the Seller (the “indemnifying party”) under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under Section 7(a) (except to the extent that such omission has prejudiced the indemnifying party in any material respect) or from any liability which it may have otherwise than under this Section 7.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel selected by the indemnifying party and reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by the Purchaser, the Underwriters and the Initial Purchasers, representing all the indemnified parties under Section 7(a) who are parties to such action), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall only be in respect of the counsel referred to in such clause (i) or (iii).

Unless it shall assume the defense of any proceeding, an indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel or any other expenses for which the indemnifying party is obligated under this subsection, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than [__] days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement, which release does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party without the consent of the indemnified party.

       (d)               If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7(a) hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnified and indemnifying parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations (taking into account the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission or failure to comply, and any other equitable considerations appropriate under the circumstances).  The relative fault of the indemnified and indemnifying parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties; provided that no Underwriter or Initial Purchasers shall be obligated to contribute more than its share of underwriting discounts and commissions and other fees pertaining to the Certificates less any damages otherwise paid by such Underwriter or Initial Purchasers with respect to such loss, liability, claim, damage or expense.  It is hereby acknowledged that the respective Underwriters’ and Initial Purchasers’ obligations under this Section 7 shall be several and not joint.  For purposes of this Section, each person, if any, who controls an Underwriter or an Initial Purchasers within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and such Underwriter’s or Initial Purchasers’ officers and directors, shall have the same rights to contribution as such Underwriter or Initial Purchaser, as the case may be, and each director of the Seller and each person, if any who controls the Seller within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Seller.

       (e)                The Purchaser and the Seller agree that it would not be just and equitable if contribution pursuant to Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the considerations referred to in Section 7(d) above.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, except where the indemnified party is required to bear such expenses pursuant to this Section 7, which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party will be ultimately obligated to pay such expenses.  If any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party that received such payment shall promptly refund the amount so paid to the party which made such payment.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

       (f)                The indemnity and contribution agreements contained in this Section 7 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Purchaser, the Underwriters, the Initial Purchasers, any of their respective directors or officers, or any person controlling the Purchaser, the Underwriters or the Initial Purchasers, and (iii) acceptance of and payment for any of the Certificates.

       (g)               Without limiting the generality or applicability of any other provision of this Agreement, the Underwriters, the Initial Purchasers and their directors, officers and controlling parties shall be third-party beneficiaries of the provisions of this Section 7.

       SECTION 8.                  Costs.  The Seller shall pay (or shall reimburse the Purchaser to the extent that the Purchaser has paid) the Seller’s pro rata portion of the aggregate of the following amounts (the Seller’s pro rata portion to be determined according to the percentage that the [_________] Mortgage Loan Balance represents as of the Cut-Off Date Pool Balance):  (i) the costs and expenses of printing and delivering the Pooling and Servicing Agreement and the Certificates; (ii) the costs and expenses of printing (or otherwise reproducing) and delivering a final Prospectus, Term Sheet, Preliminary Prospectus Supplement, each other Free Writing Prospectus, Preliminary Memorandum and Memorandum relating to the Certificates; (iii) the initial fees, costs, and expenses of the Trustee (including reasonable attorneys’ fees); (iv) the filing fee charged by the Securities and Exchange Commission for registration of the Certificates so registered; (v) the fees charged by the Rating Agencies to rate the Certificates so rated; (vi) the fees and disbursements of a firm of certified public accountants selected by the Purchaser and the Seller with respect to numerical information in respect of the Mortgage Loans and the Certificates included in any Free Writing Prospectus, the Prospectus and the Memorandum, including in respect of the cost of obtaining any “comfort letters” with respect to such items; (vii) the reasonable out-of-pocket costs and expenses in connection with the qualification or exemption of the Certificates under state securities or “Blue Sky” laws, including filing fees and reasonable fees and disbursements of counsel in connection therewith, in connection with the preparation of any “Blue Sky” survey and in connection with any determination of the eligibility of the Certificates for investment by institutional investors and the preparation of any legal investment survey; (viii) the expenses of printing any such “Blue Sky” survey and legal investment survey; and (ix) the reasonable fees and disbursements of counsel to the Underwriters or Initial Purchasers; provided, however, Seller shall pay (or shall reimburse the Purchaser to the extent that the Purchaser has paid) the expense of recording any assignment of Mortgage or assignment of Assignment of Leases as contemplated by Section 2 hereof with respect to the Seller’s Mortgage Loans.  All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

       SECTION 9.                  Grant of a Security Interest.  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided in Section 2 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller.  However, if, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller, and (b) (i) this Agreement shall also be deemed to be a security agreement within the meaning of Article 9 of the Uniform Commercial Code of the applicable jurisdiction; (ii) the conveyance provided for in Section 2 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans, and all amounts payable to the holder of the Mortgage Loans in accordance with the terms thereof, and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts, other than investment earnings, from time to time held or invested in the Certificate Account, the Distribution Account or, if established, the REO Account (each as defined in the Pooling and Servicing Agreement) whether in the form of cash, instruments, securities or other property; (iii) the assignment to the Trustee of the interest of the Purchaser as contemplated by Section 1 hereof shall be deemed to be an assignment of any security interest created hereunder; (iv) the possession by the Trustee or any of its agents, including, without limitation, the Custodian, of the Mortgage Notes, and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting the security interest pursuant to Section 9-313 of the Uniform Commercial Code of the applicable jurisdiction; and (v) notifications to persons (other than the Trustee) holding such property, and acknowledgments, receipts or confirmations from persons (other than the Trustee) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under applicable law.  The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

       SECTION 10.              Covenants of Purchaser.  The Purchaser shall provide the Seller with all forms of Disclosure Materials (including the final form of the Memorandum and the preliminary and final forms of the Prospectus Supplement) promptly upon any such document becoming available.

       SECTION 11.              Notices.  All notices, copies, requests, consents, demands and other communications required hereunder shall be in writing and telecopied or delivered to the intended recipient at the “Address for Notices” specified beneath its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice hereunder to the other party.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

       SECTION 12.              Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans by the Seller to the Purchaser (and by the Purchaser to the Trustee).

       SECTION 13.              Severability of Provisions.  Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

       SECTION 14.              Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

       SECTION 15.              GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

       SECTION 16.              Attorneys Fees.  If any legal action, suit or proceeding is commenced between the Seller and the Purchaser regarding their respective rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees).  As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment.  If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

       SECTION 17.              Further Assurances.  The Seller and the Purchaser agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

       SECTION 18.              Successors and Assigns.  The rights and obligations of the Seller under this Agreement shall not be assigned by the Seller without the prior written consent of the Purchaser, except that any person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller is a party, or any person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder.  The Purchaser has the right to assign its interest under this Agreement, in whole or in part, as may be required to effect the purposes of the Pooling and Servicing Agreement, and the assignee shall, to the extent of such assignment, succeed to the rights and obligations hereunder of the Purchaser.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Purchaser, the Underwriters and the Initial Purchasers (each as intended third party beneficiaries hereof) and their permitted successors and assigns, and the officers, directors and controlling persons referred to in Section 7.  This Agreement is enforceable by the Underwriters, the Initial Purchasers and the other third party beneficiaries hereto in all respects to the same extent as if they had been signatories hereof.

       SECTION 19.              Amendments.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by a duly authorized officer of the party, or third party beneficiary, against whom such waiver or modification is sought to be enforced.  No amendment to the Pooling and Servicing Agreement which relates to defined terms contained therein, Section 2.01(d) thereof or the repurchase obligations or any other obligations of the Seller shall be effective against the Seller (in such capacity) unless the Seller shall have agreed to such amendment in writing.

       SECTION 20.              Accountants’ Letters.  The parties hereto shall cooperate with [_____] in making available all information and taking all steps reasonably necessary to permit such accountants to deliver the letters required by the Underwriting Agreement.

       IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

SELLER

By:
Name:
Title:

Address for Notices: [ ] [ ] [ ] Telecopier No.: ([___]) [_________] Telephone No.: ([___]) [_________]

PURCHASER

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

By:
Name:
Title:

Address for Notices: 301 South College Street] Charlotte, North Carolina 28288-0166 Telecopier No.: (704) 715-0066 Telephone No.: (704) 374-6161 Email Address: wfcmsi.cmbs@wellsfargo.com

SCHEDULE I

General Mortgage Representations and Warranties

I-1

SCHEDULE II

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

            Exception to Representations [         ]

Loans	Description of Exception

II-1

EXHIBIT A

Mortgage Loan Schedule

A-1

EXHIBIT B

Free Writing Prospectuses

B-1